Exhibit 1.1
SALES AGENCY FINANCING AGREEMENT
     This Sales Agency Financing Agreement (this “Agreement”), dated as of July 27, 2011, is between ITC HOLDINGS CORP., a Michigan corporation (the “Company”), and DEUTSCHE BANK SECURITIES INC., a registered broker-dealer organized under the laws of New York (“Deutsche Bank”).
W I T N E S S E T H:
     WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement Common Shares (as defined herein) with an aggregate Sales Price of up to $250,000,000 upon the terms and subject to the conditions contained herein; and
     WHEREAS, Deutsche Bank has been appointed by the Company as its agent to sell the Common Shares and agrees to use its commercially reasonable efforts to sell the Common Shares offered by the Company upon the terms and subject to the conditions contained herein.
     NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Certain Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the following respective meanings:
     “Actual Sold Amount” means the number of Issuance Shares that Deutsche Bank has sold during the Selling Period.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Applicable Time” means the time of sale of any Common Shares pursuant to this Agreement.
     “Closing” has the meaning set forth in Section 2.02.
     “Closing Date” means the date on which the Closing occurs.
     “Code” has the meaning set forth in Section 3.26.
     “Commission” means the United States Securities and Exchange Commission.

     “Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (i) the date on which Deutsche Bank shall have sold the Maximum Program Amount pursuant to this Agreement, (ii) the date this Agreement is terminated pursuant to Article VII and (iii) the third anniversary of the date of this Agreement.
     “Common Shares” means shares of Common Stock issued or issuable pursuant to this Agreement.
     “Common Stock” means the Company’s Common Stock, no par value per share.
     “Company” has the meaning set forth in the preamble hereto.
     “Controlling Persons” has the meaning set forth in Section 6.01.
     “Deutsche Bank” has the meaning set forth in the preamble hereto.
     “Effective Date” means, as of a specified time, the later of (i) the date that the Registration Statement or the most recent post-effective amendment thereto was or is declared effective by the Commission under the Securities Act and (ii) the date that the Company’s Annual Report on Form 10-K for its most recently completed fiscal year is filed with the Commission under the Exchange Act.
     “Environmental Laws” has the meaning set forth in Section 3.31.
     “ERISA” has the meaning set forth in Section 3.26.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FERC” means the Federal Energy Regulatory Commission.
     “FINRA” means the Financial Industry Regulatory Authority, Inc.
     “Floor Price” means the minimum price set by the Company in the Issuance Notice below which Deutsche Bank shall not sell Common Shares during the Selling Period, which may be adjusted by the Company at any time during the Selling Period and which in no event shall be less than $15.00.
     “GAAP” has the meaning set forth in Section 3.16.
     “Indemnified Party” has the meaning set forth in Section 6.03.
     “Indemnifying Party” has the meaning set forth in Section 6.03.
     “Issuance” means each occasion the Company elects to exercise its right to deliver an Issuance Notice requiring Deutsche Bank to use its commercially reasonable efforts to sell the Common Shares as specified in such Issuance Notice, subject to the terms and conditions of this Agreement.

     “Issuance Amount” means the aggregate Sales Price of the Issuance Shares to be sold by Deutsche Bank with respect to any Issuance.
     “Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is deemed delivered pursuant to Section 2.03(b).
     “Issuance Notice” means a written notice to Deutsche Bank delivered in accordance with this Agreement in the form of Exhibit A attached hereto.
     “Issuance Price” means the Sales Price less the Selling Commission.
     “Issuance Shares” means all shares of Common Stock issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.
     “Issuance Supplement” has the meaning set forth in Section 3.01.
     “ITC Great Plains” has the meaning set forth in Section 3.07.
     “Liens” has the meaning set forth in Section 3.18.
     “Material Adverse Effect” means a material adverse effect on the business, assets, results of operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, or any material adverse effect on the Company’s ability to consummate the transactions contemplated by, or to execute, deliver and perform its obligations under, this Agreement.
     “Material Subsidiary” means each of ITCTransmission, METC, ITC Midwest and ITC Great Plains (each as defined in Section 3.07 below).
     “Maximum Program Amount” means Common Shares with an aggregate Sales Price of $250,000,000 (or, if less, the aggregate amount of Common Shares registered under the Registration Statement).
     “METC” has the meaning set forth in Section 3.07.
     “NYSE” means The New York Stock Exchange.
     “Permits” has the meaning set forth in Section 3.20.
     “Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.
     “Principal Market” means the NYSE.
     “Prospectus” has the meaning set forth in Section 3.01.
     “Prospectus Supplement” has the meaning set forth in Section 5.01(j).

     “Registration Statement” has the meaning set forth in Section 3.01.
     “Representation Date” has the meaning set forth in the introductory paragraph of Article III.
     “Sales Price” means the actual sale execution price of the Actual Sold Amount on the Principal Market in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties hereto in other methods of sale.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Selling Commission” means compensation payable to Deutsche Bank at a mutually agreed rate, not to exceed 2.0% of the Sales Price of Common Shares sold during a Selling Period.
     “Selling Period” means the period of consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b).
     “Settlement Date” means the third business day following each Trading Day during the Selling Period, when the Company shall deliver to Deutsche Bank the amount of Common Shares sold on such Trading Day and Deutsche Bank shall deliver to the Company the Issuance Price received on such sales. Alternatively, the Company may settle all sales for each Selling Period on the third business day following the last day of the Selling Period, whereon the Company shall deliver to Deutsche Bank the amount of Common Shares sold during the Selling Period and Deutsche Bank shall deliver to the Company the Issuance Price received on such sales.
     “Subsidiary” has the meaning set forth in Rule 405 under the Securities Act.
     “Trading Day” means any day that is a trading day on the NYSE, other than a day on which trading is scheduled to close prior to its regular weekday closing time.
ARTICLE II
ISSUANCE AND SALE OF COMMON STOCK
     Section 2.01 Issuance.
     (a) Method of Offer and Sale. Upon the terms and subject to the conditions of this Agreement, the Company may issue Common Shares through Deutsche Bank and Deutsche Bank shall use its commercially reasonable efforts to sell Common Shares, up to the Maximum Program Amount, based on and in accordance with such number of Issuance Notices as the Company in its sole discretion shall choose to deliver during the Commitment Period until the aggregate Sales Price of the Common Shares sold under this Agreement equals the Maximum Program Amount or this Agreement is otherwise terminated. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of an Issuance Notice, and unless the sale of the Issuance Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, Deutsche Bank will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the amount specified into the Principal Market, and otherwise in accordance with the terms of such Issuance Notice. Deutsche Bank will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof. Deutsche Bank may sell Issuance Shares in the manner described in Section 2.01(b). The Company acknowledges and agrees that (i) there can be no assurance that Deutsche Bank will be successful in selling Issuance Shares and (ii) Deutsche Bank will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by Deutsche Bank to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01. In acting hereunder, Deutsche Bank will be acting as agent for the Company and not as principal.
     (b) Method of Offer and Sale. The Common Shares may be offered and sold (i) in privately negotiated transactions (if and only if the parties hereto have so agreed in writing) or (ii) by any other method or payment permitted by law deemed to be an “at the market” offering within the meaning of Rule 415 under the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network. Nothing in this Agreement shall be deemed to require either party hereto to agree to the method of offer and sale specified in clause (i) above, and either party hereto may withhold its consent thereto in such party’s sole discretion.
     (c) Issuances. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) during the Commitment Period on which the conditions set forth in Section 5.01 and Section 5.02 have been satisfied, the Company may exercise an Issuance by the delivery of an Issuance Notice, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, to Deutsche Bank. The number of Issuance Shares that Deutsche Bank shall use its commercially reasonable efforts to sell pursuant to such Issuance shall have an aggregate Sales Price equal to the Issuance Amount. Each Issuance will be settled on the applicable Settlement Date following the Issuance Date.
     Section 2.02 Effectiveness. The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto and the completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to Deutsche Bank a certificate executed by the Secretary of the Company, signing in such capacity, dated the date of the Closing, (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the board of directors of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Common Shares pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate, and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed this Agreement for or on behalf of the Company; (ii) the Company shall deliver to Deutsche Bank a certificate executed by the Chief Executive Officer, the President or any Vice President of the Company and by the Chief Financial Officer of the Company, signing in such respective capacities, dated the date of the Closing, confirming that the representations and warranties of the Company contained in this Agreement (A) that are not qualified by Material Adverse Effect or another materiality qualifier are true and correct in all material respects and (B) that are qualified by Material Adverse Effect or another materiality qualifier are true and correct and that the Company has performed in all material respects all of its obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a); (iii) Daniel J. Oginsky, General Counsel of the Company, shall deliver to Deutsche Bank an opinion and negative assurance letter, dated the date of the Closing and addressed to Deutsche Bank, substantially in the form of Exhibit B-1 and Exhibit B-2 attached hereto; (iv) Simpson Thacher & Bartlett LLP, counsel to the Company, shall deliver to Deutsche Bank an opinion and negative assurance letter, dated the date of the Closing and addressed to Deutsche Bank, substantially in the form of Exhibit C-1 and Exhibit C-2 attached hereto; (v) Dykema Gossett PLLC, Michigan counsel to the Company, shall deliver to Deutsche Bank an opinion, dated the date of the Closing and addressed to Deutsche Bank, substantially in the form of Exhibit D attached hereto; (vi) Stuntz, Davis & Staffier, P.C., federal energy regulatory counsel to the Company, shall deliver to Deutsche Bank an opinion, dated the date of the Closing and addressed to Deutsche Bank, substantially in the form of Exhibit E attached hereto; (vii) Deloitte & Touche LLP shall deliver to Deutsche Bank a letter, dated the Closing Date, covering the Company and its Subsidiaries, in form and substance reasonably satisfactory to Deutsche Bank; and (viii) the Company shall pay the expenses set forth in Section 9.02(ii) and Section 9.02(iv) by wire transfer to the account designated by Deutsche Bank in writing prior to the Closing.
     Section 2.03 Mechanics of Issuances.
     (a) Issuance Notice. On any Trading Day during the Commitment Period, the Company may deliver an Issuance Notice to Deutsche Bank, subject to the satisfaction of the conditions set forth in Section 5.01 and Section 5.02; provided, however, that notwithstanding anything in this Agreement to the contrary, Deutsche Bank shall have no further obligations with respect to any Issuance Notice if and to the extent the aggregate Sales Price of the Issuance Shares sold pursuant thereto, together with the aggregate Sales Price of the Common Shares previously sold under this Agreement, shall exceed the Maximum Program Amount.
     (b) Delivery of Issuance Notice. An Issuance Notice shall be deemed delivered on the Trading Day that it is received by facsimile or otherwise (and the Company confirms such delivery by e-mail notice or by telephone (including voicemail message)) by Deutsche Bank. No Issuance Notice may be delivered other than on a Trading Day during the Commitment Period.
     (c) Floor Price. Deutsche Bank shall not sell Common Shares below the Floor Price during any Selling Period and such Floor Price may be adjusted by the Company at any time during any Selling Period upon notice to Deutsche Bank and confirmation by the Company.

     (d) Determination of Issuance Shares to be Sold. The number of shares of Common Stock of the Company to be sold by Deutsche Bank with respect to any Issuance shall be the Issuance Shares.
     (e) Trading Guidelines. Deutsche Bank may trade in the Common Stock for Deutsche Bank’s own account and for the account of its clients at the same time as sales of the Common Shares occur pursuant to this Agreement, provided that such trading does not violate any applicable laws, including applicable federal or state securities laws and all rules or regulations promulgated thereunder, and provided further that the Company shall not be deemed to have authorized or consented to any such purchases or sales by Deutsche Bank. In addition, the Company hereby acknowledges and agrees that Deutsche Bank’s affiliates, subject to compliance with Regulation M under the Exchange Act, may make markets in the Common Stock or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, shares of Common Stock or other securities of the Company, at the same time that Deutsche Bank is acting as agent pursuant to this Agreement.
     Section 2.04 Settlements. Subject to the provisions of Article V, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting Deutsche Bank or its designee’s account at The Depository Trust Company through its Deposit/Withdrawal At Custodian (DWAC) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Issuance Shares, which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form, Deutsche Bank will deliver the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date. If the Company defaults in its obligation to deliver Issuance Shares on a Settlement Date, the Company agrees that it will (i) hold Deutsche Bank harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to Deutsche Bank any Selling Commission to which it would otherwise have been entitled absent such default. The parties hereto acknowledge and agree that, in performing its obligations under this Agreement, Deutsche Bank may borrow shares of Common Stock from stock lenders and may use the Issuance Shares to settle or close out such borrowings.
     Section 2.05 Use of Free Writing Prospectus. Neither the Company nor Deutsche Bank has prepared, used, referred to or distributed, and will not prepare, use, refer to or distribute any “written communication” that constitutes a “free writing prospectus” with respect to the offering contemplated by the Prospectus as such terms are defined in Rule 405 under the Securities Act without the other party’s prior written permission and approval.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to, and agrees with, Deutsche Bank that, as of the Closing Date, as of each Issuance Date, as of each Settlement Date and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:
     Section 3.01 Registration. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is currently listed and quoted on the Principal Market under the trading symbol “ITC”, and application has been made to list the Common Shares on the Principal Market. The Company (i) meets the requirements for the use of Form S-3 under the Securities Act and the rules and regulations of the Commission promulgated thereunder for the registration of the transactions contemplated by this Agreement and (ii) has been subject to the requirements of Section 12 of the Exchange Act and has timely filed all the material required to be filed pursuant to Section 13 and 14 of the Exchange Act for a period of more than 12 calendar months. The Company has filed with the Commission a registration statement on Form S-3 (Registration No. 333-163716), which registration statement, as amended, has been declared effective by the Commission for the registration of an indeterminate amount of Common Stock under the Securities Act, and the offering thereof from time to time pursuant to Rule 415 under the Securities Act. Such registration statement (and any further registration statements that may be filed by the Company for the purpose of registering additional Common Shares to be sold pursuant to this Agreement), and the prospectus constituting a part of such registration statement, together with the Prospectus Supplement and any pricing supplement relating to a particular issuance of the Issuance Shares (each, an “Issuance Supplement”), including all documents incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, in each case, as from time to time amended or supplemented, are referred to herein as the “Registration Statement” and the “Prospectus”, respectively, except that if any revised prospectus is provided to Deutsche Bank by the Company for use in connection with the offering of the Common Shares that is not required to be filed by the Company pursuant to Rule 424(b) under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to Deutsche Bank for such use. Promptly after the execution and delivery of this Agreement, the Company will prepare and file the Prospectus Supplement relating to the Issuance Shares pursuant to Rule 424(b) under the Securities Act, as contemplated by Section 5.01(j). As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference. The Commission has not issued any order preventing or suspending the use of the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding or examination for such purpose has been instituted or, to the Company’s knowledge, threatened by the Commission. The Commission has not notified the Company of any objection to the use of the form of the Registration Statement.
To the extent that the Registration Statement is not available for the sales of the Common Shares as contemplated by this Agreement, because of expiration of the Registration Statement or otherwise, or the Company is not a “well-known seasoned issuer” as defined in Rule 405 under the Act or otherwise is unable to make the representations set forth in Section 3.02 at any time when such representations are required, the Company shall file a new registration statement with respect to any additional shares of its Common Stock necessary to complete such sales of the Common Shares under this Agreement and shall use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable. After the effectiveness of any such registration statement, all references to “Registration Statement” included in this Agreement shall be deemed to include such new registration statement, including all documents incorporated by reference therein pursuant to Item 12 of Form S-3, and all references to “Prospectus” included in this Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in any such registration statement at the time such registration statement became effective.
     Section 3.02 Well-Known Seasoned Issuer. The Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) eligible to use Form S-3 for the offering of the Common Shares, including not having been an “ineligible issuer” (as defined in Rule 405 under the Securities Act). The Registration Statement is an “automatic shelf registration statement” (as defined in Rule 405 under the Securities Act) and was filed not earlier than the date that is three years prior to the Closing Date.
     Section 3.03 Conformity with Securities Laws. The Registration Statement conformed in all material respects as of the Effective Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed with the Commission, to the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder. The Prospectus will conform in all material respects when filed with the Commission pursuant to Rule 424(b) under the Securities Act to the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder. The documents incorporated by reference in the Registration Statement and the Prospectus pursuant to Item 12 of Form S-3, as of the date filed with the Commission under the Exchange Act, conformed and will conform in all material respects to the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the Commission promulgated thereunder.
     Section 3.04 No Untrue Statements in Registration Statement. The Registration Statement did not, as of the Effective Date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information furnished to the Company by Deutsche Bank specifically for inclusion therein. Deutsche Bank confirms, and the Company acknowledges, that the only information concerning Deutsche Bank furnished in writing to the Company by Deutsche Bank specifically for inclusion in the Registration Statement or in any amendment or supplement thereto is as set forth in Exhibit F-1.
     Section 3.05 No Untrue Statements in Prospectus. The Prospectus will not, as of its date, as of the date of any filing of an Issuance Supplement thereto pursuant to Rule 424(b) under the Securities Act, at the Applicable Time and as of the date of any other amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that no representation or warranty is made as to information contained in or omitted from the Prospectus in reliance upon and in conformity with written information furnished to the Company by Deutsche Bank specifically for inclusion therein. Deutsche Bank confirms, and the Company acknowledges, that the only information concerning Deutsche Bank furnished in writing to the Company by Deutsche Bank specifically for inclusion in the Prospectus or in any amendment or supplement thereto is as set forth in Exhibit F-2.
     Section 3.06 Documents Incorporated by Reference. The documents incorporated by reference in the Registration Statement or the Prospectus, as of the date filed with the Commission, did not, and any further documents filed and incorporated by reference therein will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     Section 3.07 Due Organization. The Company and each of its Subsidiaries have been duly organized, are validly existing and are in good standing as a corporation or other business entity under the laws of their respective jurisdictions of organization and are duly qualified to do business and are in good standing as a foreign corporation or other business entity in each jurisdiction in which their respective ownership, use or lease of property or the conduct of their respective businesses requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged. As of the date of this Agreement, except for International Transmission Company (“ITCTransmission”), Michigan Electric Transmission Company LLC (“METC”), ITC Midwest LLC (“ITC Midwest”) and ITC Great Plains, LLC (“ITC Great Plains”), none of the Subsidiaries of the Company is a “significant subsidiary” (as such term is defined in Rule 405 under the Securities Act).
     Section 3.08 Authorization; Enforceability. The Company has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of, and the consummation of the transactions to be performed by it contemplated by, this Agreement. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and by limitations imposed by law and public policy on indemnification or exculpation.
     Section 3.09 Capitalization. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the description thereof contained in the Prospectus. All of the Company’s options, warrants and other rights to purchase or exchange any securities for shares of the Company’s capital stock have been duly authorized and validly issued, conform to the description thereof contained in the Prospectus and were issued in compliance with federal and state securities laws. All of the issued and outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company have been duly and validly authorized and issued and are fully paid and non-assessable, and are owned directly or indirectly by the Company, free and clear of all Liens, equities or claims, except as described in the Prospectus, and none of such shares of capital stock or other ownership interests was issued in violation of preemptive or other similar rights arising by operation of law, under the Amended and Restated Articles of Incorporation of the Company or the Third Amended and Restated Bylaws of the Company or similar organizational documents of any of the Company’s Subsidiaries or under any agreement to which the Company or any of its Subsidiaries is a party or otherwise.
     Section 3.10 Common Shares. The Common Shares to be issued and sold by the Company to Deutsche Bank hereunder have been duly and validly authorized and reserved for issuance and sale pursuant to the terms of this Agreement and, when issued and delivered against payment therefor in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of any Liens, equities or claims, other than any of the foregoing created by Deutsche Bank.
     Section 3.11 Due Authorization, Execution and Delivery. This Agreement has been duly and validly authorized, executed and delivered by the Company. No other corporate proceeding on the part of the Company is necessary, and no consent of any shareholder in its capacity as such of the Company is required, for the valid execution and delivery by the Company of this Agreement and the performance and consummation by the Company of the transactions contemplated by this Agreement to be performed by the Company.
     Section 3.12 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of any Common Shares in accordance herewith) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any Lien or other charge upon any property or assets of the Company or its Subsidiaries in connection with, or constitute a default under, any transmission agreement, interconnection agreement, service agreement, indenture, mortgage, deed of trust, loan agreement or other agreement, license or instrument to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, (ii) result in any violation of the provisions of the Amended and Restated Articles of Incorporation of the Company or the Third Amended and Restated Bylaws of the Company or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties or assets, except, in the cases of clause (i) and clause (iii) above, to the extent that any such conflict, breach, violation or default would not, individually or in the aggregate, have a Material Adverse Effect. Except for (A) the registration of the Common Shares under the Securities Act, (B) such consents, approvals, authorizations, registrations or qualifications as may be required under (I) the Exchange Act and (II) applicable state or foreign securities or blue sky laws in connection with the purchase and sale of the Common Shares by Deutsche Bank and (C) such consents, approvals, authorizations, registrations or qualifications as are described in the Prospectus, no consent, approval, authorization or order of, or filing, registration or qualification with, any such court or governmental agency or body is required for the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.
     Section 3.13 No Registration Rights. Except as described in the Prospectus, there are no contracts, agreements or understandings between the Company or any of its Subsidiaries and any Person granting such Person the right (other than rights that have been waived in writing or otherwise satisfied) to require the Company or any of its Subsidiaries to file a registration statement under the Securities Act with respect to any securities of the Company or any of its Subsidiaries owned or to be owned by such Person or to require the Company or any of its Subsidiaries to include such securities in the securities registered pursuant to the Registration Statement or in any securities registered or to be registered pursuant to any other registration statement filed by or required to be filed by the Company or any of its Subsidiaries under the Securities Act.
     Section 3.14 No Integration. The Company has not sold or issued any securities that would be integrated with the offering of the Common Shares contemplated by this Agreement pursuant to the Securities Act or the rules and regulations of the Commission promulgated thereunder.
     Section 3.15 No Losses. None of the Company or any of its Subsidiaries has sustained, since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, any loss or interference with their respective businesses from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, in each case that would reasonably be expected to have a Material Adverse Effect, except as disclosed in the Prospectus; and, since such date, except as disclosed in the Prospectus, there has not been any change in the capital stock or material increase in long-term debt of the Company or any of its Subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, consolidated financial position, stockholders’ equity, results of operations, properties or business of the Company and its Subsidiaries.
     Section 3.16 Financial Statements. The historical consolidated financial statements (including the related notes and supporting schedules) of the Company in the Prospectus comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly, in all material respects, the financial position, results of operations, changes in stockholders’ equity and cash flows of the Company purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved. The other financial data, the operating data and the statistical information with respect to the Company included or incorporated by reference in the Prospectus is presented fairly and has been prepared on a basis consistent in all material respects with the consolidated financial statements and the books and records of the Company.
     Section 3.17 Accountants. Deloitte & Touche LLP, who have audited certain financial statements of the Company, whose reports appear in the Prospectus or are incorporated by reference therein, are independent public accountants with respect to the Company as required by the Securities Act and the rules and regulations of the Commission promulgated thereunder.
     Section 3.18 Title to Assets. The Company and each of its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects (collectively, “Liens”), except for (i) Liens that are described in the Prospectus and (ii) Liens that do not materially interfere with the use made and proposed to be made of such property by the

Company and its Subsidiaries but none of which would reasonably be expected to, individually or in the aggregate with any Liens described in clause (i) above, have a Material Adverse Effect. All assets held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material to the Company and its Subsidiaries taken as a whole and such as do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.
     Section 3.19 Statistical Data. The statistical and market-related data included under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” incorporated by reference in the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate in all material respects or represents the Company’s good faith estimates made on the basis of data derived from such sources.
     Section 3.20 Permits. The Company and each of its Material Subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary under applicable law to own their properties and to conduct their businesses in the manner described in the Prospectus or in or by the documents incorporated by reference therein, except as disclosed in or contemplated by the Prospectus or in the documents incorporated by reference therein or except for any failure to have any such Permits that would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Material Subsidiaries has fulfilled and performed all of its material obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permits, except as disclosed in the Prospectus or in the documents incorporated by reference therein, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.
     Section 3.21 Insurance. The Company and each of its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties, except where the failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect.
     Section 3.22 Intellectual Property. The Company and each of its Subsidiaries own or possess adequate rights to use all material patents, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of their respective businesses as currently operated by them and have no reason to believe that the conduct of their respective businesses will infringe on or conflict with, and have not received any notice of any claim of infringement of or conflict with, any such rights of others.
     Section 3.23 No Proceedings. Except as described in the Prospectus or in the documents incorporated by reference therein, there are no legal or governmental proceedings pending to which the Company or any of its Subsidiaries is a party or of which any property or assets of the Company or any of its Subsidiaries is the subject that, if determined adversely to the Company or any of its Subsidiaries, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and, to the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.
     Section 3.24 No Other Contracts. There are no contracts or other documents that are required to be described in the Prospectus or filed as exhibits to the Registration Statement by the Securities Act or by the rules and regulations of the Commission promulgated thereunder that have not been described in the Prospectus or filed as exhibits to the Registration Statement.
     Section 3.25 No Labor Disturbances. No labor disturbance by the employees or independent contractors of the Company or its Subsidiaries exists or, to the knowledge of the Company, is imminent, which would reasonably be expected to have a Material Adverse Effect.
     Section 3.26 ERISA Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), (ii) no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its Subsidiaries would have any liability, (iii) the Company and its Subsidiaries have not incurred and do not reasonably expect to incur liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (B) Section 412 or Section 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”), (iv) each “pension plan” for which the Company or any of its Subsidiaries may have any liability that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to the qualification of such plan and nothing has occurred, whether by action or by failure to act, that would reasonably be expected to cause the loss of such qualification and (v) the Company and each of its Subsidiaries have not incurred any unpaid liability to the Pension Benefit Guaranty Corporation (other than for payment of premiums in the ordinary course of business).
     Section 3.27 Tax Matters. Except as disclosed in the Prospectus or in the documents incorporated by reference therein, the Company and each of its Subsidiaries have filed all foreign, federal, state and local income and franchise tax returns required to be filed through the date hereof, subject to any permitted extensions, and paid all taxes due thereon, except where failure to pay such taxes or file such returns would not reasonably be expected to have a Material Adverse Effect. No tax deficiency has been determined adversely to the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. The Company does not have any knowledge of any tax deficiency that, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.
     Section 3.28 No Other Transactions. Since the date as of which information is given in the Prospectus, the Company and its Subsidiaries have not (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole, other than liabilities or obligations that were incurred in the ordinary course of business, (iii) entered into any transaction that is material to the Company and its Subsidiaries taken as a whole, other than in the ordinary course of business, or (iv) declared or paid any dividend on their capital stock, except, in each case, as set forth or contemplated in the Prospectus.
     Section 3.29 Internal Accounting Controls. The Company and each of its Subsidiaries (i) make and keep accurate books and records and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for their assets; (C) access to their assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for their assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     Section 3.30 No Violations. Neither the Company nor any of its Subsidiaries (i) is in violation of the Amended and Restated Articles of Incorporation of the Company or the Third Amended and Restated Bylaws of the Company or similar organizational documents of any of the Company’s Subsidiaries, (ii) is in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any transmission agreement, interconnection agreement, service agreement, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its respective properties or assets is subject or (iii) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its respective property or assets is subject or has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its respective property or to the conduct of its respective business as described in the Prospectus, except, in the case of clause (ii) and clause (iii) above, to the extent that any such violation or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.31 Environmental Laws. The Company and each of its Subsidiaries (i) are, and, to the Company’s knowledge, at all prior times were, in compliance with any and all applicable foreign, federal, state and local laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements relating to the protection of human health and safety, as affected by exposure to hazardous or toxic substances, the environment, natural resources or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits and authorizations and approvals required of them by Environmental Laws to conduct their respective businesses in the manner described in the Prospectus, and (ii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of clause (i) or clause (ii) above where such non-compliance with or liability under Environmental Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other similar Environmental Law, except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as described in the Prospectus or in documents incorporated by reference therein, (x) there are no proceedings under Environmental Laws pending against the Company or any of its Subsidiaries in which a governmental authority is also a party, other than such proceedings regarding which the Company believes no monetary penalties of $100,000 or more will be imposed, and (y) none of the Company and its Subsidiaries anticipates incurring material capital expenditures required by applicable Environmental Laws.
     Section 3.32 Dividends. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, from repaying to the Company any loans or advances to such Subsidiary from the Company or from transferring any of such Subsidiary’s property or assets to the Company or any other Subsidiary of the Company, except as described in or contemplated by the Prospectus.
     Section 3.33 Investment Company Matters. The Company is not, and, after giving effect to the offering and sale of the Common Shares and the application of the proceeds thereof as described in the Prospectus, will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.
     Section 3.34 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the reports that it will be required to file or submit under the Exchange Act from and after the date of this Agreement are recorded, processed, summarized and reported in accordance with the Exchange Act and the rules and regulations thereunder. The Company has carried out evaluations, under the supervision and with the participation of the management of the Company, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures in accordance with Rule 13a-15 under the Exchange Act.
     Section 3.35 Internal Control Matters. Since the date of the most recent balance sheet of the Company and its consolidated Subsidiaries reviewed or audited by Deloitte & Touche LLP and the audit committee of the board of directors of the Company, (i) the Company has not been advised of (A) any significant deficiencies in the design or operation of internal controls that could adversely affect the ability of the Company and each of its Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its Subsidiaries, and (ii) there has been no significant change in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
     Section 3.36 Sarbanes-Oxley Act. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

     Section 3.37 Stabilization Matters. None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any Person acting on its or their behalf (other than Deutsche Bank) has taken or will take, directly or indirectly, any action that is designed to or has constituted or would reasonably have been expected to cause or result in the stabilization or manipulation of the price of any security of the Company or its Subsidiaries in connection with the sale or resale of the Common Shares.
     Section 3.38 Application for Listing. The Common Shares have been approved for listing on the Principal Market, subject only to notice of issuance at or prior to the applicable Settlement Date.
     Section 3.39 FINRA Matters. There are no affiliations or associations between any member of FINRA and any of the officers or directors of the Company. The Company is eligible to use a Form S-3 registration statement under the Act. The Company is also eligible to use Form S-3 pursuant to the standards for that Form in effect immediately prior to October 21, 1992.
     Section 3.40 Federal Reserve System Matters. None of the transactions contemplated by this Agreement will violate or result in a violation of Section 7 of the Exchange Act or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.
     Section 3.41 Certain Contracts. Each of the agreements described under Item 1 of the Company’s Form 10-K for the year ended December 31, 2010 under the captions “Business—Operating Contracts—ITCTransmission”, “Business—Operating Contracts—METC”, “Business—Operating Contracts—ITC Midwest” and “Business—Operating Contracts—ITC Great Plains” is a valid and binding agreement, enforceable against each party thereto in accordance with their respective terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     Section 3.42 Market Participant Matters. Each of the Company and ITCTransmission has conducted its respective businesses, and fulfilled and performed all of its respective material obligations, as necessary for ITCTransmission to be considered independent from “market participants” (as such term is defined in 18 C.F.R. Section 35.34(b)(2)) and thereby eligible for incentive rate treatment in accordance with the orders of the FERC to the Company and ITCTransmission dated February 20, 2003 and May 5, 2005. METC has been found by the FERC to be, and continues to be, an independent, stand-alone transmission company and thereby eligible for incentive rate treatment in accordance with orders of the FERC to METC dated December 30, 2005 and August 22, 2006. ITC Midwest has been found by the FERC to be, and continues to be, an independent, stand-alone transmission company in accordance with the order of the FERC to the Company and ITC Midwest dated December 3, 2007. ITC Great Plains has been found by the FERC to be, and continues to be, an independent, stand-alone transmission company in accordance with the order of the FERC to the Company and ITC Great Plains dated March 16, 2009. No action has been taken or, to the Company’s knowledge, is threatened or contemplated to be taken by the FERC with respect to the independence of ITCTransmission, METC, ITC Midwest or ITC Great Plains.
     Section 3.43 Federal Power Act Matters. The offering and sale of the Common Shares contemplated by this Agreement and as described in the Prospectus will not cause the Company or any of its Subsidiaries to violate any provisions of the Federal Power Act or any rule or regulation promulgated under the Federal Power Act or any order issued pursuant to the Federal Power Act, including, without limitation, any order of the FERC applicable to the Company or any of its Subsidiaries as of the date hereof.
     Section 3.44 No Finder’s Fees. The Company has not incurred (directly or indirectly) nor will it incur (directly or indirectly) any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.
     Section 3.45 Non-Affiliated Market Capitalization. As of the Effective Date, the aggregate market value of the voting stock held by non-affiliates of the Company (computed using the price at which the Common Stock was last sold as of a date within 60 days prior to such date) exceeds $150,000,000.
     Section 3.46 Other Agreements. The Company has not entered into any other sales agency or distribution agreements or similar arrangements currently in effect with any agent or other representative in respect of the Common Shares to be offered hereunder and the equity shelf program established by this Agreement.
ARTICLE IV
COVENANTS
     The Company covenants and agrees during the term of this Agreement with Deutsche Bank as follows:
     Section 4.01 Registration Statement and Prospectus. (i) To make no amendment or supplement to the Registration Statement or the Prospectus after the date of delivery of an Issuance Notice and prior to the related Settlement Date that is reasonably disapproved by Deutsche Bank promptly after reasonable notice thereof, except to the extent such amendment or supplement is required pursuant to applicable law or regulation; (ii) to prepare, with respect to any Issuance Shares to be sold pursuant to this Agreement, an Issuance Supplement with respect to such Common Shares in a form previously approved by Deutsche Bank and to file such Issuance Supplement pursuant to Rule 424(b) under the Securities Act within the time period required thereby and to deliver such number of copies of each Issuance Supplement to each exchange or market on which such sales were effected, in each case unless delivery and filing of such an Issuance Supplement is not required by applicable law or by the rules and regulations of the Commission; (iii) to make no amendment or supplement to the Registration Statement or the Prospectus (other than (1) an amendment or supplement relating solely to the issuance or offering of securities other than the Common Shares or (2) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated, or deemed to be incorporated, by reference in the Registration Statement or the Prospectus) at any time prior to having afforded Deutsche Bank a reasonable opportunity to review and comment thereon; (iv) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Common Shares, and during such same period to advise Deutsche Bank, promptly after the Company receives notice thereof, of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Common Shares, of the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information, or the receipt of any comments from the Commission with respect to Registration Statement or the Prospectus (including, without limitation, any documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3); and (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification, to use promptly its commercially reasonable efforts to obtain its withdrawal.
     Section 4.02 Blue Sky. To use its commercially reasonable efforts to cause the Common Shares to be listed on the Principal Market and promptly from time to time to take such action as Deutsche Bank may reasonably request to cooperate with Deutsche Bank in the qualification of the Common Shares for offering and sale under the blue sky or securities laws of such jurisdictions within the United States of America and its territories as Deutsche Bank may reasonably request and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the sale of the Common Shares; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction.
     Section 4.03 Copies of Registration Statement and Prospectus. To furnish Deutsche Bank with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) under the Securities Act, both in such quantities as Deutsche Bank may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Common Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the

Prospectus in order to comply with the Securities Act or the Exchange Act, to notify Deutsche Bank and request Deutsche Bank to suspend offers to sell Common Shares (and, if so notified, Deutsche Bank shall cease such offers as soon as practicable); and, if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise Deutsche Bank promptly by telephone (with confirmation in writing or e-mail) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that, if, during such same period, Deutsche Bank is required to deliver a prospectus in respect of transactions in the Common Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement.
     Section 4.04 Rule 158. To make generally available to its holders of the Common Shares as soon as practicable, but in any event not later than 18 months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earning statement of the Company and its Subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission promulgated thereunder (including the option of the Company to file periodic reports in order to make generally available such earning statement, to the extent that it is required to file such reports under Section 13 or Section 15(d) of the Exchange Act, pursuant to Rule 158 under the Securities Act).
     Section 4.05 Information. Except where such reports, communications, financial statements or other information is available on the Commission’s EDGAR system or any successor system, to furnish to Deutsche Bank (in paper or electronic format) copies of all publicly available reports or other communications (financial or other) furnished generally to stockholders and filed with the Commission pursuant to the Exchange Act, and deliver to Deutsche Bank (in paper or electronic format) (i) promptly after they are available, copies of any publicly available reports and financial statements furnished to or filed with the Commission or any national securities exchange on which any class of securities of the Company is listed, and (ii) such additional publicly available information concerning the business and financial condition of the Company as Deutsche Bank may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission).
     Section 4.06 Representations and Warranties. That each delivery of an Issuance Notice and each delivery of Common Shares on a Settlement Date shall be deemed to be (i) an affirmation to Deutsche Bank that the representations and warranties of the Company contained in or made pursuant to this Agreement (A) that are not qualified by Material Adverse Effect or another materiality qualifier are true and correct in all material respects and (B) that are qualified by Material Adverse Effect or another materiality qualifier are true and correct as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) or otherwise in writing by the Company to Deutsche Bank on or before such date of delivery or Settlement Date, as the case may be, and (ii) an undertaking that the Company will advise Deutsche Bank if any of such representations and warranties (A) that are not qualified by Material Adverse Effect or another materiality qualifier will not be true and correct in all material respects and (B) that are qualified by Material Adverse Effect or another materiality qualifier will not be true and correct as of the Settlement Date for the Common Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Common Shares).
     Section 4.07 Opinions of Counsel. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by an Issuance Supplement or a Current Report on Form 8-K, unless reasonably requested by Deutsche Bank within 30 days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, the Company shall at any time selected by the Company furnish or cause to be furnished forthwith to Deutsche Bank (a) a written opinion and negative assurance letter of Daniel J. Oginsky, General Counsel of the Company, dated the date of such amendment, supplement or incorporation and in form reasonably satisfactory to Deutsche Bank, (b) a written opinion and negative assurance letter of Simpson Thacher & Bartlett LLP, counsel for the Company, dated the date of such amendment, supplement or incorporation and in form reasonably satisfactory to Deutsche Bank, (c) a written opinion of Dykema Gossett PLLC, Michigan counsel for the Company, dated the date of such amendment, supplement or incorporation and in form reasonably satisfactory to Deutsche Bank, and (d) a written opinion of Stuntz, Davis & Staffier, P.C., federal energy regulatory counsel for the Company, dated the date of such amendment, supplement or incorporation and in form reasonably satisfactory to Deutsche Bank, (i) if such counsel has previously furnished opinions to the effect set forth in Exhibit B-1, Exhibit B-2, Exhibit C-1, Exhibit C-2, Exhibit D and Exhibit E attached hereto, to the effect that Deutsche Bank may rely on such previously furnished opinions of such counsel to the same extent as though they were dated the date of such letters authorizing reliance (except that the statements in such last opinions shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or (ii) if such counsel has not previously furnished opinions to the effect set forth in Exhibit B-1, Exhibit B-2, Exhibit C-1, Exhibit C-2, Exhibit D and Exhibit E attached hereto, of the same tenor as such opinions of such counsel but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however, that the Company shall have the right in its sole discretion to suspend the delivery of all such opinions otherwise required by this Section 4.07 if the Company does not expect to deliver an Issuance Notice with respect to the Common Shares; provided further, that the delivery of all such opinions shall be a condition precedent to the delivery by the Company of an Issuance Notice with respect to the Common Shares.
     Section 4.08 Comfort Letters. That each time the Registration Statement or the Prospectus is amended or supplemented, including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (but only a Current Report on Form 8-K that contains financial statements of the Company filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus), in any case to set forth financial information included in or derived from the Company’s financial statements or accounting records, the Company shall at any time selected by the Company cause the independent registered public accounting firm who has audited the financial statements of the Company included or incorporated by reference in the Registration Statement forthwith to furnish to Deutsche Bank a letter, dated the date of such amendment, supplement or incorporation, as the case may be, in form reasonably satisfactory to Deutsche Bank, of the same tenor as the letter referred to in Section 5.01(g) but modified to relate to the Registration Statement and the Prospectus as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five business days prior to the date of such letter; provided, however, that, with respect to any financial information or other matters, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 5.01(g) that was last furnished to Deutsche Bank; provided further, that the Company shall not be required to furnish such a letter with respect to the financial statements of any business acquired that are included in a Current Report on Form 8-K; provided further, that the Company shall have the right in its sole discretion to suspend the delivery of any such letter otherwise required by this Section 4.08 if the Company does not expect to deliver an Issuance Notice with respect to the Common Shares; provided, further, that the delivery of all such letters required by this Section 4.08 shall be a condition precedent to the delivery by the Company of an Issuance Notice with respect to the Common Shares.
     Section 4.09 Officers’ Certificate. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by an Issuance Supplement or a Current Report on Form 8-K, unless reasonably requested by Deutsche Bank within 30 days of the filing thereof with the Commission), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, the Company shall at any time selected by the Company furnish or cause to be furnished forthwith to Deutsche Bank a certificate, dated the date of such supplement, amendment or incorporation, as the case may be, in such form and executed by such officers of the Company as is reasonably satisfactory to Deutsche Bank, of the same tenor as the certificate referred to in Section 2.02(ii) but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however, that the Company shall have the right in its sole discretion to suspend the delivery of any such certificate otherwise required by this Section 4.09 if the Company does not expect to deliver an Issuance Notice with respect to the Common Shares; provided, further, that the delivery of all such certificates required by this Section 4.09 shall be a condition precedent to the delivery by the Company of an Issuance Notice with respect to the Common Shares.
     Section 4.10 Stand Off Agreement. Without the prior written consent of Deutsche Bank, to not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for Common Stock (other than Common Shares hereunder) or warrants or any rights to purchase or acquire Common Stock during the period beginning on the first Trading Day immediately prior to the date on which any Issuance Notice is delivered to Deutsche Bank hereunder and ending on the first Trading Day immediately following the Settlement Date with respect to

Common Shares sold pursuant to such Issuance Notice; provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) shares of Common Stock issuable as consideration in connection with acquisitions of businesses, assets or securities of other Persons, (ii) shares of Common Stock issuable upon conversion of convertible securities, or the exercise of warrants, options or other rights disclosed in the Company’s filings with the Commission; and (iii) shares of Common Stock and options to purchase shares of Common Stock issuable, in either case, pursuant to any employee or director stock option, incentive or benefit plan, stock purchase, ownership or other compensation plan or dividend reinvestment plan whether currently existing or adopted hereafter (but not shares subject to a waiver to exceed plan limits in the Company’s stock purchase plan), including the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of the Company and its Subsidiaries, the Second Amended and Restated 2006 Long Term Incentive Plan and the Employee Stock Purchase Plan.
     Section 4.11 Market Activities. To not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares or (ii) sell, bid for or purchase the Common Shares, or pay anyone any compensation for soliciting purchases of the Common Shares other than Deutsche Bank; provided, however, that such restrictions will not apply to any dividend reinvestment plan of the Company, whether currently existing or adopted hereafter.
     Section 4.12 Reporting. To disclose in its annual reports on Form 10-K and quarterly reports on Form 10-Q, as applicable, the number of Common Shares sold through Deutsche Bank under this Agreement, the net proceeds to the Company and the compensation paid by the Company with respect to sales of Common Shares pursuant to this Agreement during the relevant quarter.
     Section 4.13 Listing. To use its commercially reasonable efforts to cause the Common Shares to be listed for trading on the NYSE and to maintain such listing.
     Section 4.14 Management Discussions. The Company shall use commercially reasonable efforts to promptly reply to due diligence inquiries from Deutsche Bank, including, without limitation, furnishing requested materials and making senior management available for due diligence conference calls, upon the reasonable request of Deutsche Bank.
     Section 4.15 Shares Reserved. To reserve and ensure that there are at all times sufficient shares of Common Stock to provide for Issuances, free of any preemptive rights, out of its authorized but unissued Common Stock, of the maximum aggregate number of Common Shares authorized for issuance by the Board of Directors of the Company, or a duly authorized committee thereof, pursuant to the terms of this Agreement.
     Section 4.16 Proceeds. To apply the net proceeds from the sale of the Common Shares in the manner set forth in the Prospectus.

ARTICLE V
CONDITIONS TO DELIVERY OF ISSUANCE
NOTICES AND TO SETTLEMENT
     Section 5.01 Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of Deutsche Bank to Sell Common Shares During the Selling Period(s). The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of Deutsche Bank to sell Common Shares during the applicable Selling Period is subject to the satisfaction, on the applicable Settlement Date, of each of the following conditions:
     (a) Effective Registration Statement and Authorizations. The Registration Statement shall remain effective and sales of all of the Common Shares (including all of the Issuance Shares issued with respect to all prior Issuances and all of the Issuance Shares expected to be issued in connection with the Issuance specified by the current Issuance Notice) may be made by Deutsche Bank thereunder, and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the Company’s knowledge, threatened by the Commission, (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist, (iii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of Deutsche Bank and (iv) no event specified in Section 4.03 shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus as provided in Section 4.03. The authorizations referred to in Section 3.11 shall have been issued and shall be in full force and effect, and are sufficient to authorize the issuance and sale of the Common Shares.
     (b) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company (A) that are not qualified by Material Adverse Effect or another materiality qualifier shall be true and correct in all material respects and (B) that are qualified by Material Adverse Effect or another materiality qualifier shall be true and correct as of the Closing Date, as of the applicable date referred to in Section 4.09 that is prior to such Issuance Date or Settlement Date, as the case may be, and as of such Issuance Date and Settlement Date as though made at such time.
     (c) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.
     (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

     (e) Material Adverse Changes. Since the date of this Agreement, no event that had or would reasonably be expected to have a Material Adverse Effect shall have occurred that has not been disclosed in the Registration Statement or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).
     (f) No Suspension of Trading In or Delisting of Common Stock; Other Events. The trading of the Common Stock (including, without limitation, the Issuance Shares) shall not have been suspended by the Commission, the Principal Market or FINRA since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date, and the Common Shares (including, without limitation, the Issuance Shares) shall have been approved for listing or quotation (subject to notice of issuance) on and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clause (i) and (ii) below) any of the following: (i) if trading generally on the NYSE has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by said exchange or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the judgment of Deutsche Bank makes it impracticable or inadvisable to proceed with the sale of Common Shares of the Company.
     (g) Comfort Letter. On the Closing Date and on each applicable date referred to in Section 4.08 that is on or prior to such Issuance Date or Settlement Date, as the case may be, the independent registered public accounting firm who has audited the financial statements of the Company included or incorporated by reference in the Registration Statement shall have furnished to Deutsche Bank a letter, dated the Closing Date or such applicable date, as the case may be, in form and substance reasonably satisfactory to Deutsche Bank to the effect required by Section 4.08.
     (h) No Defaults. The execution and delivery of this Agreement and the issuance and sale of the Common Shares and the compliance by the Company with all of the provisions of this Agreement will not result in the Company or any of its Material Subsidiaries being in default of (whether upon the passage of time, the giving of notice or both) its organizational and other governing documents, any provision of any security issued by the Company or any of its Material Subsidiaries, any agreement, instrument or other undertaking to which the Company or any of its Material Subsidiaries is a party or by which it or any of its respective property or assets is bound or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company, any of its Material Subsidiaries or any of its respective property or assets is bound, in each case which default, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

     (i) Trading Cushion. The Selling Period for any previous Issuance Notice shall have expired.
     (j) Prospectus Supplement and Issuance Supplement. A supplement to the prospectus included in the Registration Statement (the “Prospectus Supplement”), in form and substance to be agreed upon by the parties, setting forth information regarding this Agreement, including, without limitation, the Maximum Program Amount, shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the time period required thereby and sufficient copies thereof delivered to Deutsche Bank on or prior to the Issuance Date. To the extent required by Section 4.01(ii), an Issuance Supplement, in form and substance to be agreed upon by the parties hereto, shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the time period required thereby and sufficient copies thereof delivered to Deutsche Bank on or prior to the Issuance Date.
     (k) Counsel Letters. The counsel specified in Section 4.07, or other counsel selected by the Company and reasonably satisfactory to Deutsche Bank, shall have furnished to Deutsche Bank their respective written opinions, dated the Closing Date and each applicable date referred to in Section 4.07 that is on or prior to such Issuance Date or Settlement Date, as the case may be, to the effect required by Section 4.07.
     (l) Officers’ Certificate. The Company shall have furnished or caused to be furnished to Deutsche Bank an officers’ certificate executed by the Chief Executive Officer, the President or any Senior Vice President of the Company and by the Chief Financial Officer of the Company, dated the Closing Date and each applicable date referred to in Section 4.09 that is on or prior to such Issuance Date or Settlement Date, as the case may be, as to the matters specified in Section 2.02(ii).
     (m) Other Documents. On the Closing Date and prior to each Issuance Date and Settlement Date, Deutsche Bank and its counsel shall have been furnished with such documents as they may reasonably require in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained, and all proceedings taken by the Company in connection with the issuance and sale of the Common Shares as herein contemplated shall be reasonably satisfactory in form and substance to Deutsche Bank and its counsel.
     (n) Listing. The Common Shares shall have been approved for listing on the Principal Market, subject only to notice of issuance at or prior to the Settlement Date.
     Section 5.02 Documents Required to be Delivered on each Issuance Date. Deutsche Bank’s obligation to sell Common Shares pursuant to an Issuance hereunder shall additionally be conditioned upon the delivery to Deutsche Bank on or before the Issuance Date of a certificate in form and substance reasonably satisfactory to Deutsche Bank, executed by the Chief Executive Officer or the Chief Financial Officer of the Company, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).

     Section 5.03 Suspension of Sales. The Company or Deutsche Bank may, upon notice to the other party hereto in writing or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Issuance Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair the obligations of either party hereto with respect to any Issuance Shares sold hereunder prior to the receipt of such notice. The Company agrees that no such notice shall be effective against Deutsche Bank unless it is made to one of the individuals named on Schedule 1 attached hereto, as such Schedule 1 may be amended from time to time. Deutsche Bank agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 1 attached hereto, as such Schedule 1 may be amended from time to time.
ARTICLE VI
INDEMNIFICATION AND CONTRIBUTION
     Section 6.01 Indemnification by the Company. The Company agrees to indemnify and hold harmless Deutsche Bank, its officers, directors, employees and agents, and each Person, if any, who controls Deutsche Bank within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which Deutsche Bank, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information related to Deutsche Bank or its plan of distribution furnished in writing to the Company by Deutsche Bank expressly for use therein or in a free writing prospectus used by Deutsche Bank in violation of Section 2.05 hereof, and the Company shall reimburse Deutsche Bank, its officers, directors, employees and agents and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.
     Section 6.02 Indemnification by Deutsche Bank. Deutsche Bank agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any other prospectus relating to the Common Shares, or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information related to Deutsche Bank or its plan of distribution furnished to the Company by or on behalf of Deutsche Bank expressly for use therein or in a free writing prospectus used by Deutsche Bank in violation of Section 2.05 hereof, and the Company shall reimburse Deutsche Bank, its officers, directors, employees and agents and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.
     Section 6.03 Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or Section 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Section 6.01 or Section 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or Section 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) counsel to such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.
     Section 6.04 Contribution. If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company, on the one hand, and Deutsche Bank, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and Deutsche Bank on the other hand from the offering of the Common Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of Deutsche Bank in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and by Deutsche Bank, on the other hand, shall be deemed to be in the same proportion as the total net proceeds from the sale of Common Shares (before deducting expenses) received by the Company bear to the total commissions received by Deutsche Bank in respect thereof. The relative fault of the Company, on the one hand, and of Deutsche Bank, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by Deutsche Bank on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and Deutsche Bank agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, Deutsche Bank shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04, each officer, director, employee and agent of Deutsche Bank and each Controlling Person shall have the same rights to contribution as Deutsche Bank, and each director of the Company, each officer of the Company who signed the Registration Statement and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company and Deutsche Bank under this Article VI shall be in addition to any liability that the Company and Deutsche Bank may otherwise have.
ARTICLE VII
TERMINATION
     Section 7.01 Term. Subject to the provisions of this Article VII, the term of this Agreement shall run until the end of the Commitment Period.
     Section 7.02 Termination by Deutsche Bank. Deutsche Bank may terminate the right of the Company to effect any Issuances under this Agreement upon one Trading Day’s notice if any of the following events shall occur: (i) the Company or any of its Material Subsidiaries shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business, or such a receiver or trustee shall otherwise be appointed; (ii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its Material Subsidiaries; (iii) the Company shall fail to maintain the listing of the Common Stock on the Principal Market; (iv) since the Effective Date, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (v) Deutsche Bank shall have given ten days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.
     Section 7.03 Termination by the Company. The Company shall have the right, by giving ten days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.
     Section 7.04 Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article VII, such termination shall be without liability of any party hereto to any other party hereto except as provided in Section 9.02 and for the Company’s obligations in respect of all prior Issuance Notices; provided, that, in any case, the provisions of Article VI and Article IX shall survive termination of this Agreement without limitation.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY
     Section 8.01 Representations and Warranties to Survive Delivery. All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of Deutsche Bank and its officers, directors, employees and agents and any Controlling Persons or (ii) delivery and acceptance of the Common Shares and payment therefor.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with Deutsche Bank prior to making such disclosures, and the parties hereto shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties hereto. No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby not substantially similar to previously approved disclosure without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party hereto seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party hereto making such disclosure shall consult with the other party hereto prior to making such disclosure, and the parties hereto shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties hereto.
     Section 9.02 Expenses. The Company covenants and agrees with Deutsche Bank that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Issuance Supplements and all other amendments and supplements thereto and the mailing and delivering of copies thereof to Deutsche Bank and the Principal Market; (ii) Deutsche Bank’s reasonable documented out-of-pocket expenses, including the reasonable fees, disbursements and expenses of Milbank, Tweed, Hadley & McCloy LLP (up to $75,000 in the aggregate) (including in connection with due diligence inquiries by Deutsche Bank, its review of the Prospectus, the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 and in connection with preparing any blue sky survey, any filings with FINRA, the negotiation of comfort letters contemplated by Section 2.02 and the negotiation of opinions contemplated by Section 2.02 and in connection with this Agreement and the Registration Statement and any Issuances hereunder and ongoing services in connection with the transactions contemplated hereunder); (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, purchase, sale and delivery of the Common Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02;

(v) the cost of preparing the Common Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Common Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the Common Shares on the Principal Market and any filing fees incident to any required review by FINRA of the terms of the sale of the Common Shares in connection with this Agreement and the Registration Statement; and (ix) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section 9.02. During the term of this Agreement, the Company shall pay Deutsche Bank’s attorneys’ fees for its quarterly due diligence review (amount not to exceed $5,000 per fiscal quarter).
     Section 9.03 Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: ITC Holdings Corp., 27175 Energy Way, Novi, Michigan 48377, Attention: Cameron M. Bready, Executive Vice President, Treasurer and Chief Financial Officer, Facsimile No.: 248-380-2923, with a copy to Daniel J. Oginsky, Senior Vice President and General Counsel, Facsimile No.: 248-946-3562; and (ii) if to Deutsche Bank to: Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, Attention: ECM Syndicate Desk, Facsimile No.: 212-797-9344 with a copy to the General Counsel, Fascimile No.: 212-797-4564, with a copy (which shall not constitute notice) to: Milbank, Tweed, Hadley & McCloy LLP, One Chase Manhattan Plaza, New York, New York 10005, Attention: Robert B. Williams, Esq., Facsimile No.: 212-822-5516. Except as set forth in Section 5.03, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.
     Section 9.04 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, understandings, negotiations and discussions between the parties hereto, whether oral or written, with respect to the subject matter hereof.
     Section 9.05 Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party hereto against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

     Section 9.06 No Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or Deutsche Bank. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and, to the extent provided in Article VI, the controlling persons, officers, directors, employees and agents referred to in Article VI. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.
     Section 9.07 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
     Section 9.08 Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.
     Section 9.09 Titles and Headings. Titles, captions and headings of the articles and sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.
     Section 9.10 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.
     Section 9.11 Waiver of Jury Trial. Each of the Company and Deutsche Bank hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.
     Section 9.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party hereto to the other party hereto may be made by facsimile transmission.

     Section 9.13 Adjustments for Stock Splits,etc. The parties hereto acknowledge and agree that share-related numbers contained in this Agreement (excluding the minimum Floor Price) shall be equitably adjusted to reflect stock splits, stock dividends, reverse stock splits, combinations and similar events.
     Section 9.14 No Fiduciary Duty. The Company acknowledges and agrees that Deutsche Bank is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Common Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other Person and will not claim that Deutsche Bank is acting in such capacity in connection with the offering of the Common Shares contemplated hereby. Additionally, Deutsche Bank is not advising the Company or any other Person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the offering of Common Shares contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Deutsche Bank shall have no responsibility or liability to the Company with respect thereto. Any review by Deutsche Bank of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Deutsche Bank and shall not be on behalf of the Company.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

ITC HOLDINGS CORP.
By:	/s/ Cameron M. Bready
	Name:	Cameron M. Bready
	Title:	Executive Vice President, Treasurer and Chief Financial Officer

DEUTSCHE BANK SECURITIES INC.
By:	/s/ Mark Schwartz
	Name:	Mark Schwartz
	Title:	Managing Director

By:	/s/ John Winkler
	Name:	John Winkler
	Title:	Managing Director

EXHIBIT A
ISSUANCE NOTICE
__________, 20__
Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, NY 10005
Attn: ECM Syndicate Desk
Reference is made to the Sales Agency Financing Agreement between ITC Holdings Corp. (the “Company”) and Deutsche Bank Securities Inc. dated as of July 27, 2011. The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)):

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date(s):

Issuance Amount:	$

Floor Price Limitation (Adjustable by Company during the Selling Period, and in no event less than $15.00): $ per share Comments: _______________

ITC HOLDINGS CORP.
By:
Name:
	Title:	[Chief Executive Officer][Chief Financial Officer]

A-1

EXHIBIT B-1
FORM OF OPINION OF
DANIEL J. OGINSKY, GENERAL COUNSEL OF THE COMPANY

B-1-1

EXHIBIT B-2
FORM OF NEGATIVE ASSURANCE LETTER OF
DANIEL J. OGINSKY, GENERAL COUNSEL OF THE COMPANY

B-2-1

EXHIBIT C-1
FORM OF OPINION OF
SIMPSON THACHER & BARTLETT LLP, COUNSEL TO THE COMPANY

C-1-1

EXHIBIT C-2
FORM OF NEGATIVE ASSURANCE LETTER OF
SIMPSON THACHER & BARTLETT LLP, COUNSEL TO THE COMPANY

C-2-1

EXHIBIT D
FORM OF OPINION OF
DYKEMA GOSSETT PLLC, MICHIGAN COUNSEL TO THE COMPANY

D-1

EXHIBIT E
FORM OF OPINION OF STUNTZ, DAVIS & STAFFIER, P.C.,
FEDERAL ENERGY REGULATORY COUNSEL TO THE COMPANY

E-1

EXHIBIT F-1
INFORMATION CONCERNING DEUTSCHE BANK FURNISHED IN WRITING TO THE COMPANY BY DEUTSCHE BANK SPECIFICALLY FOR INCLUSION IN THE REGISTRATION STATEMENT OR IN ANY AMENDMENT OR SUPPLEMENT THERETO, AS CONTEMPLATED BY SECTION 3.04
•	The statement set forth in the first sentence of the third paragraph under the caption “Plan of Distribution” in the Prospectus Supplement dated July 27, 2011 relating to the Issuance Shares.

F-1-1

EXHIBIT F-2
INFORMATION CONCERNING DEUTSCHE BANK FURNISHED IN WRITING TO THE COMPANY BY DEUTSCHE BANK SPECIFICALLY FOR INCLUSION IN THE PROSPECTUS OR IN ANY AMENDMENT OR SUPPLEMENT THERETO, AS CONTEMPLATED BY SECTION 3.05
•	The statement set forth in the first sentence of the third paragraph under the caption “Plan of Distribution” in the Prospectus Supplement dated July 27, 2011 relating to the Issuance Shares.

F-2-1

     SCHEDULE 1
Deutsche Bank
Brian Rigney
Telephone: (212)250-2552
Email: brian.rigney@db.com
Address: 60 Wall Street, 4th Floor, New York, New York 10005
Becky Johnson
Telephone: (212)250-7421
Email: becky-c.johnson@db.com
Address: 60 Wall Street, 4th Floor, New York, New York 10005
Nicole Massachi
Telephone: (212)250-7242
Email: nicole.massachi@db.com
Address: 60 Wall Street, 4th Floor, New York, New York 10005
Company
Cameron M. Bready, Executive Vice President, Treasurer and Chief Financial Officer
Telephone: (248) 946-3631
Facsimile: (248) 380-2923
Address: 27175 Energy Way, Novi, Michigan 48377
Daniel J. Oginsky, Senior Vice President and General Counsel
Telephone: (248) 946-3563
Facsimile: (248) 946-3562
Address: 27175 Energy Way, Novi, Michigan 48377

S-1